Consent of Independent Auditors We consent to the incorporation by reference in Registration Statement No. 333-220973 on Form S-8 and in Registration Statement No. 333-228103 on Form S-3 of OrthoPediatrics, Corp. of our report dated July 30, 2019, relating to our audit of the combined financial statements of Vilex in Tennessee Inc. and Affiliate as of December 31, 2018 and 2017, and for the years then ended, included in this Current Report on Form 8-K/A. Wipfli LLP July 30, 2019 Lincolnshire, Illinois 2

Consent of Independent Auditors We consent to the incorporation by reference in Registration Statement No. 333-220973 on Form S-8 and in Registration Statement No. 333-228103 on Form S-3 of OrthoPediatrics, Corp. of our report dated July 30, 2019, relating to our review of the combined financial statements of Vilex in Tennessee Inc. and Affiliate as of March 31, 2019, and for the period then ended, included in this Current Report on Form 8-K/A. Wipfli LLP July 30, 2019 Lincolnshire, Illinois 2